CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to us in this Registration Statement on Form N-1A (the “Registration Statement”) for the T. Rowe Price International Bond Fund (USD Hedged) (one of the portfolios comprising T. Rowe Price International Funds, Inc.). We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Fund Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

July 26, 2017